UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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lululemon athletica inc.
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NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2009

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2009 annual meeting of the stockholders, or the Annual Meeting, of lululemon athletica inc., a Delaware corporation, will be held on June 10, 2009, at 10:00 a.m. local time, in the Cheakamus Room at the Fairmont Waterfront Hotel located at 900 Canada Place Way, Vancouver, British Columbia, for the following purposes:

1. To elect three Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010.

3. To transact such other business as may properly come before the meeting.

Our board of directors, or the Board, recommends that you vote “FOR” the election of each of the nominees to the Board and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Stockholders of record at the close of business on April 22, 2009 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. In accordance with our Third Amended and Restated Bylaws, a list of those stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the office of the Secretary, lululemon athletica inc., 2285 Clark Drive, Vancouver, British Columbia, beginning May 4, 2009. The list will also be available at the Annual Meeting.

This year, we are pleased to take advantage of the Securities and Exchange Commission’s new “Notice and Access” delivery model allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new delivery process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On or about April 30, 2009, we intend to mail to our stockholders of record as of April 22, 2009 a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our Proxy Statement and Annual Report to Stockholders for the fiscal year ended February 1, 2009. This Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of April 22, 2009, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

By order of the Board of Directors,

/s/
Dennis J. Wilson
Dennis J. Wilson
Chairman of the Board of Directors
Vancouver, British Columbia
April 30, 2009

LULULEMON ATHLETICA INC.

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, JUNE 10, 2009

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the 2009 annual meeting of stockholders to be held on Wednesday, June 10, 2009, at 10:00 a.m., local time, in the Cheakamus Room at the Fairmont Waterfront Hotel, 900 Canada Way Place, Vancouver, British Columbia, and at any adjournment or postponement thereof. We expect to first make this Proxy Statement available, together with our Annual Report for the fiscal year ended February 1, 2009, to stockholders on approximately April 30, 2009.

Our principal offices are located at 2285 Clark Drive, Vancouver, British Columbia V5N 3G9.

In this Proxy Statement, we refer to lululemon athletica inc. as lululemon, we, us or the company.

Internet Availability of Annual Meeting Materials

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice on or about April 30, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who May Vote

Only holders of record of our Common Stock and holders of record of our Special Voting Stock, which we refer to as the Exchangeable Stock, at the close of business on April 22, 2009, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 50,706,078 shares of Common Stock and 19,502,205 shares of Exchangeable Stock were issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting and each share of Exchangeable Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock and Exchangeable Stock will vote together as a single class on all matters that come before the Annual Meeting; accordingly, throughout this Proxy Statement we refer generally to our outstanding Common Stock and Special Voting Stock as our “Common Stock.”

What Constitutes a Quorum

Stockholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder’s vote by checking the “abstain” box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the election of directors.

Vote Required

Under applicable law and our Third Amended and Restated Bylaws, if a quorum is present at the Annual Meeting, the three director candidates who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. You are not entitled to cumulative voting rights in the election of directors.

Voting Process

Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each nominee to the Board named herein, and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares.

Voting on the Internet

You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet even if you plan to attend the Annual Meeting.

Voting by Mail

You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the Annual Meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your Notice. If you vote by telephone, you do not need to complete and mail your proxy card.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy.

Revocation

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of lululemon athletica inc. a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Householding

The SEC permits companies to send a single Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our fiscal 2008 Annual Report and this Proxy Statement to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our fiscal 2008 Annual Report and this Proxy Statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, our fiscal 2008 Annual Report and this Proxy Statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send Notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Our transfer agent, Computershare Trust Company, N.A., will assist in the solicitation of proxies. The transfer agent does not charge a separate fee for this service. We will reimburse the transfer agent for any expenses related to proxy solicitation. Stockholders are requested to return their proxies without delay.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, three Class II directors are to be elected to hold office for a term of three years. One of our current Class II directors, Steven J. Collins, will resign as a Class II director of the company effective immediately prior to the Annual Meeting. Each director will serve until his or her successor shall be elected and qualified. The Board has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the nominees listed below.

The following table sets forth the name and age of each director and director nominee, the positions and offices held by each director with lululemon and the period during which the director has served as a director of lululemon.

			Director
Name	Age	Positions and Offices with lululemon	Since

Class I Directors whose terms expire at the 2011 Annual Meeting:
Michael Casey	63	Director	2007
RoAnn Costin	56	Director	2007
R. Brad Martin	57	Director	2007
Class II Director Nominees for election at the 2009 Annual Meeting*:
Christine M. Day	47	Chief Executive Officer	2008
Martha A.M. Morfitt	51	Director	2008
Rhoda M. Pitcher	54	Director	2005
Class III Directors whose terms expire at the 2010 Annual Meeting:
David M. Mussafer	46	Director	2005
Thomas G. Stemberg	60	Director	2005
Dennis J. Wilson	53	Chairman of the Board and Chief Product Designer	1998
* Steven J. Collins, a current Class II director, will resign as a Class II Director immediately prior to the Annual Meeting.

Class II Director Nominees

Christine M. Day has been a member of our Board and has served as the our Chief Executive Officer since June 2008. Prior to serving as our Chief Executive Officer, Ms. Day served as our Executive Vice President, Retail Operations, from January 2008 through April 2008, was appointed to the offices of President and Chief Operating Officer in April 2008, and was named our Chief Executive Officer in June 2008. Ms. Day previously worked with Starbucks Corporation, a leading roaster and retailer of specialty coffee, where she served as President, Asia Pacific Group from July 2004 through February 2007. From July 2003 to October 2003, Ms. Day served as Co-President for Starbucks Coffee International. From 1987 to 2003, Ms. Day served in various capacities at Starbucks, including Senior Vice President, North American Finance & Administration, and Vice President of Sales and Operations for Business Alliances. Ms. Day is a member of the board of directors of Select Comfort Corporation, a provider of adjustable-firmness beds and other sleep-related accessory products. Ms. Day received a B.A. in Administrative Management from Central Washington University and is a graduate of Harvard Business School’s Advanced Management Program.

Martha A.M. (Marti) Morfitt has been a member of our Board since December 2008. Ms. Morfitt has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm since 2008. Ms. Morfitt served as the President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was Chief Operating Officer of CNS, Inc. Ms. Morfitt currently serves on the boards of Graco, Inc., a fluid handling systems and components company, Solta Medical, Inc., the developer of energy-based medical devices for aesthetic applications, and Life Time Fitness, Inc., an operator of fitness and athletic centers. Ms. Morfitt received a B.A. degree from the Richard Ivey School of Business at the University of Western Ontario.

Rhoda M. Pitcher has been a member of our Board since 2005. For the past eleven years she has been the founder and Chief Executive Officer of Rhoda M. Pitcher Inc., a management consulting firm providing services in organizational strategy and the building of executive capability to Fortune 500 corporations, institutions, start-ups and non-profits. From 1978 to 1997, Ms. Pitcher co-founded, built and sold two international consulting firms. Ms. Pitcher holds a Masters of Organization Development from University Associates.

Class I Directors Continuing in Office until the 2011 Annual Meeting of Stockholders

Michael Casey has been a member of our Board since October 2007. Mr. Casey retired from Starbucks Corporation, a leading roaster and retailer of specialty coffee, where he served as Senior Vice President and Chief Financial Officer from August 1995 to September 1997, Executive Vice President, Chief Financial Officer and Chief Administrative Officer from September 1997 to October 2007. Subsequent to retirement he served as a Senior Advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to the present. Prior to joining Starbucks, Mr. Casey was Executive Vice President and Chief Financial Officer for Family Restaurants, Inc., and President and Chief Executive Officer of El Torito Restaurants, Inc. Mr. Casey is also a member of the board of directors of The NASDAQ OMX Group, Inc. Mr. Casey graduated from Harvard College with an A.B. degree in Economics and later returned to graduate school, where he earned his MBA degree from Harvard Business School.

RoAnn Costin has been a member of our Board since March 2007. Ms. Costin has served as the President of Wilderness Point, a financial investment firm, since 2005. From 1992 until 2005, Ms. Costin served as the President of Reservoir Capital Management, Inc., an investment advisory firm. Ms. Costin received a B.A. in Government from Harvard University and an M.B.A. from the Stanford University Graduate School of Business.

R. Brad Martin has been a member of our Board since March 2007. Mr. Martin served as the Chief Executive Officer of Saks Incorporated, a retail department store company, from 1989 until January 2006. Mr. Martin is a member of the board of directors of Ruby Tuesday, Inc, a restaurant company, First Horizon National Corporation, a banking company, Dillard’s, Inc., a retail department store company, Gaylord Entertainment Company, a hospitality and entertainment company. Mr. Martin received a B.S. in political science from the University of Memphis and an M.B.A. from Vanderbilt University.

Class III Directors Continuing in Office until the 2010 Annual Meeting of Stockholders

David M. Mussafer has been a member of our Board since 2005. Mr. Mussafer is currently a Managing Partner of Advent International Corporation, one of our principal stockholders, and is responsible for Advent International Corporation’s North American private equity operations. Mr. Mussafer joined Advent International Corporation in 1990 and has been a principal of the firm since 1993 and is a member of Advent’s executive committee and board of directors. Mr. Mussafer is a member of the board of directors of Amscan Holdings, Inc., a designer, manufacturer and retailer of party supply goods and Shoes for Crews Inc, a designer and marketer of footwear. Mr. Mussafer received a B.S.M. from Tulane University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Thomas G. Stemberg has been a member of our Board since 2005. Since March 2007, he has been the managing general partner of Highland Consumer Fund, a venture capital firm. From February 2005 until March 2007, Mr. Stemberg was a venture partner with Highland Capital Partners. Mr. Stemberg co-founded Staples, Inc., an office supplies retailer, serving as its Chairman from 1988 to 2005, and as its Chief Executive Officer from 1986 until 2002. Mr. Stemberg serves on the board of directors of CarMax, Inc., a retailer of used cars and PETsMART, Inc., a retailer of pet supplies and products. Mr. Stemberg received an A.B. in Physical Science from Harvard University and an M.B.A. from the Harvard Business School.

Dennis J. Wilson founded our company in 1998 and has served as the Chairman of our Board since 1998 and currently also serves as our Chief Product Designer. Prior to serving as our Chairman and Chief Product Designer, Mr. Wilson served as our Chief Executive Officer from 1998 until 2005. In 1980, Mr. Wilson founded Westbeach

Snowboard Ltd., a surf, skate and snowboard vertical retailer, and served as its Chief Executive Officer from 1980 until 1986, its Co-Chief Executive Officer from 1986 to 1995 and as its Head of Design and Production from 1995 until 1997. Mr. Wilson received a B.A. in Economics from the University of Calgary.

The Board Unanimously Recommends a Vote “FOR” the Election of the Three
Class II Director Nominees.

CORPORATE GOVERNANCE

Independence of the Board

Pursuant to the listing standards of The Nasdaq Stock Market, or NASDAQ, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our outside legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards in effect at the time of the determination.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and lululemon, our senior management and our independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Michael Casey, RoAnn Costin, R. Brad Martin, Martha A.M. Morfitt, David M. Mussafer, Rhoda M. Pitcher and Thomas G. Stemberg. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the company. Dennis J. Wilson, our Chairman of the Board and our Chief Product Designer, and Christine M. Day, our Chief Executive Officer, are not independent directors by virtue of their current employment with lululemon.

Executive Sessions

Non-management directors meet in an executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Martin has been designated by the Board to act as the Lead Director for such executive sessions of non-management directors.

Committees and Meeting Attendance

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.lululemon.com. The Board held eight meetings during the fiscal year ended February 1, 2009. Each of the standing committees of the Board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. Seven directors attended the 2008 annual meeting of stockholders.

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Nominating and
Name of Director	Audit	Compensation	Governance

Michael Casey	Chair
Steven J. Collins(1)	Member(2)	Member	Member(3)
RoAnn Costin	Member
R. Brad Martin	Member	Member(4)
Martha A.M. Morfitt	Member(5)
David M. Mussafer		Chair	Member
Rhoda M. Pitcher		Member	Member
Thomas G. Stemberg		Member	Chair
Number of Meetings in Fiscal 2008	4	9	4

(1)	Mr. Collins will resign from the Board and all Board committees effective immediately prior to the Annual Meeting.

(2)	Mr. Collins resigned from the Audit Committee effective September 2008.

(3)	Mr. Collins was appointed to the Nominating and Governance Committee effective March 2008.

(4)	Mr. Martin was appointed to the Compensation Committee effective March 2009.

(5)	Ms. Morfitt was appointed to the Audit Committee effective March 2009.

Audit Committee

The Audit Committee is appointed by the Board to assist the Board in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and audits of our financial statements. The Audit Committee’s primary duties and responsibilities include:

•	Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing lululemon’s Code of Business Conduct and Ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of such code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The current members of the Audit Committee are Michael Casey Chairman, RoAnn Costin, R. Brad Martin, and Martha A.M. Morfitt. Mr. Collins resigned from the Audit Committee in September 2008. The Board has determined that all members of the Audit Committee meet the independence requirements of both NASDAQ and the SEC and that Michael Casey qualifies as an “Audit Committee Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. There were four Audit Committee meetings in fiscal 2008.

Compensation Committee

The Compensation Committee has been delegated authority by the Board to oversee all significant aspects of lululemon’s compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of all of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Reviewing and recommending to the Board new executive compensation programs; and

•	Reviewing and recommending to the Board proposed changes in director compensation.

The current members of the Compensation Committee are David M. Mussafer Chairman, Steven J. Collins, R. Brad Martin, Rhoda M. Pitcher and Thomas G. Stemberg. Mr. Collins will resign from the Board, including the Compensation Committee, effective immediately prior to the Annual Meeting. The Board has determined that each of Mr. Mussafer, Mr. Martin, Ms. Pitcher and Mr. Stemberg meets the independence requirements of NASDAQ. The Compensation Committee held nine meetings during fiscal 2008.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of the Board and committees thereof. The current members of the Nominating and Governance Committee are Thomas G. Stemberg Chairman, Steven J. Collins, David M. Mussafer, and Rhoda M. Pitcher. Mr. Collins will resign from the Board, including the Nominating and Governance Committee, effective immediately prior to the Annual Meeting. The Board has determined that each of Mr. Stemberg, Mr. Mussafer and Ms. Pitcher meet the independence requirements of NASDAQ. The Nominating and Governance Committee held four meetings during fiscal 2008.

Director Nominations

The Nominating and Governance Committee considers nominees recommended by directors, officers, employees, stockholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate to the Board. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Nominees for the Board must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee will evaluate director candidates in light of several factors, including the minimum criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals to be Presented at the 2010 Annual Meeting of Stockholders” section of this Proxy Statement and in compliance with our bylaws. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission and the time period for which such shares have been held; the derivative securities interests owned beneficially by such stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate’s qualifications as a director; and any other information described in our bylaws and in our “Guidelines for Evaluating Director Candidates,” which is available on our website at www.lululemon.com. To date, the Nominating and Governance Committee has not received a director nomination from a stockholder or stockholders holding more than 5% of our voting stock.

Communications with Directors

Stockholders may communicate with lululemon directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Corporate Secretary
c/o lululemon athletica inc.
2285 Clark Drive
Vancouver, British Columbia
Canada V5N 3G9
Facsimile: (604) 874-6124
Email: investors@lululemon.com

The Secretary will, as appropriate, forward communication to the Board or to any individual director, directors, or Board committee to whom the communication is directed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of the officers, directors and employees of lululemon and its subsidiaries. The most current version is available on our web site at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by NASDAQ rules or applicable law.

Compensation Committee Interlocks and Insider Participation

Two of the current members of our Compensation Committee, Steven J. Collins and David M. Mussafer, briefly served as corporate officers of lululemon and a subsidiary during part of fiscal 2007 prior to our initial public offering in July 2007. The other two members of the Compensation Committee, Thomas G. Stemberg and Rhoda M. Pitcher, have never served as one of our officers or employees. None of our executive officers currently serves, or in fiscal 2008 served, as a member of the board or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee. Mr. Collins will resign from the Board and the Compensation Committee effective immediately prior to the Annual Meeting.

Director and Officer Stock Ownership Guidelines

In June 2008, we adopted our Director and Officer Stock Ownership Guidelines due to our belief that our officers and non-employee directors should have a meaningful ownership stake in lululemon to underscore the clear linkage of officer, director, and stockholder interests and to encourage a long-term perspective in managing lululemon. Accordingly, our Nominating and Governance Committee adopted formal stock ownership requirements as follows:

Position	Minimum Ownership Requirements
(Dollar Value of Shares)

Directors	4 x Annual Retainer Compensation
Chief Executive Officer	3 x Base Salary
Other Executive Officers reporting to Chief Executive Officer	1 x Base Salary

Non-employee directors and executive officers subject to the guidelines are encouraged to comply with the guidelines by April 2013. New non-executive directors and executive officers who report directly to the Chief Executive Officer are encouraged to comply with these guidelines within five years after their date of hire, appointment or election. The guidelines are voluntary.

Executive Officers

Our executive officers and their ages as of February 1, 2009 were as follows:

			Officer
Name	Age	Positions	Since

Christine M. Day	47	Chief Executive Officer	2008
Dennis J. Wilson	53	Chief Product Designer	1998
John E. Currie	53	Chief Financial Officer	2007
Sheree Waterson	53	Executive Vice President, General Merchandise Management and Sourcing	2008

Christine M. Day’s biographical summary is included under “Proposal No. 1 Election of Directors.”

Dennis J. Wilson’s biographical summary is included under “Proposal No. 1 Election of Directors.”

John E. Currie has served as our Chief Financial Officer since January 2007. Prior to joining us, Mr. Currie worked for Intrawest Corporation, a provider of destination resorts and leisure travel, from 1989 to 2006, including as Chief Financial Officer from 2004 to 2006 and Senior Vice President, Financing & Taxation from 1997 to 2004. Prior to joining Intrawest he held senior financial positions within the BCE Group, a telecommunications service provider, and was a specialist in international taxation with a major accounting firm. Mr. Currie is a member of the board of directors of Hathor Exploration Limited, a resource exploration company. Mr. Currie, a Chartered Accountant, received a Bachelor of Commerce degree from the University of British Columbia.

Sheree Waterson has served as our Executive Vice President, General Merchandise Management and Sourcing, since June 2008. Prior to joining us, she served as President of Speedo North America, a Warnaco, Inc. brand, from January 2005 to June 2007. She served as Vice President of Merchandising, Women’s, for Levi Strauss & Co., from January 2002 to August 2004, where she spearheaded initial work on new women’s speed-to-market and profitability models and pioneered the “fit logic” initiative. From July 1997 to April 2000, she served as Vice President of Merchandising at Gymboree, and from August 2000 to August 2001 she served as CEO of Enfashion.com. She graduated from the University of California Berkley with a Bachelor of Arts in Psychology.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 31, 2010. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to lululemon for the fiscal years ended February 1, 2009 and February 3, 2008 by PwC:

	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$697,614	$1,503,460
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$0	$0
All Other Fees(4)	$0	$0

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters and consent procedures in connection with our initial public offering and other public filings in fiscal 2007.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Chairman of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees lululemon’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of four directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of this charter is available on our website at www.lululemon.com.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and lululemon that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that lululemon’s audited financial statements be included in lululemon’s Annual Report on Form 10-K for the fiscal year ended February 1, 2009.
AUDIT COMMITTEE

Michael Casey (Chairman)
RoAnn Costin
R. Brad Martin
Martha A.M. Morfitt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The primary goals of our executive compensation program are to:

•	attract, retain, motivate and reward talented executives;

•	tie annual and long-term compensation incentives to achievement of specified performance objectives inherent in our business strategy;

•	create long-term value for our stockholders by aligning the interests of our executives with those of our stockholders; and

•	provide our executives with a total compensation package that recognizes individual contributions, as well as overall business results.

To achieve these goals, we intend to maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of key strategic, operational and financial goals.

Our Compensation Committee and Board evaluate individual executive performance with the goal of setting compensation at levels that they believe are comparable with executives in other companies of similar size and stage of development operating in the retail apparel industry. In connection with setting appropriate levels of compensation, our Compensation Committee and Board base their decisions on their general business and industry knowledge and experience and publicly available information of high growth retailers, branded athletic apparel companies, and other comparable companies, while also taking into account our relative performance and strategic goals. We intend to continue to conduct an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review processes. As part of this review, we will determine the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other retail apparel companies measure their executives’ performance and on the key operating metrics that are critical in our effort to increase the value of our company.

Role of Executive Officers in Executive Compensation

Our Compensation Committee determines the compensation for our executive officers, based in part on recommendations from our Chief Executive Officer.

Elements of Compensation

Our executive officer compensation consists of the following components:

•	base salary;

•	annual cash incentives linked to corporate and individual performance;

•	long-term incentive awards in the form of equity-based compensation; and

•	other executive benefits such as reimbursement of relocation and moving expenses, temporary housing, health benefits, life insurance, and tax consulting services.

Our Compensation Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation described below is considered separately, our Compensation Committee takes into account the full compensation package for each individual in determining total compensation.

Base Salary

The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Compensation Committee and Board. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our operating performance. We believe that executive base salaries targeted at, or slightly above, the midpoint of the market is a key factor in attracting and retaining the services of qualified executives. Our Compensation Committee determines market level based on our executives’ experience in the industry with reference to the base salaries of similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry, as provided in publicly available documents.

In considering whether to adjust base salary from year to year, our Compensation Committee considers the following:

•	corporate performance and the performance of each individual executive officer;

•	new responsibilities delegated to each executive officer during the year;

•	any contractual agreements with our executive officers; and

•	the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other similarly situated companies operating in the retail apparel industry.

To help guide the components and levels of our executive compensation, the Compensation Committee engaged the Hay Group in January 2008. The Hay Group assisted the Compensation Committee with development of a peer group of companies, and reviewed compensation practices of this peer group to assist the Compensation Committee with development of the primary elements of our executive compensation program. The Compensation Committee has based fiscal 2009 executive compensation in part on the analysis conducted by the Hay Group.

With these principles in mind, base salaries are reviewed at least annually by our Compensation Committee and the Board, and may be adjusted from time to time based on the results of this review.

Fiscal 2009, 2008, and 2007 Base Salaries

As described elsewhere in this Proxy Statement, Mr. Meers resigned as our Chief Executive Officer, effective June 30, 2008, and Ms. Day was appointed as our new Chief Executive Officer, effective June 30, 2008.

In light of the current economic environment, including the global economic crisis and the pervasive uncertainty surrounding 2009 revenue expectations, and based on the overall performance of the company in fiscal 2008, our Compensation Committee determined in March 2009 that, other than with respect to Mr. Wilson, none of our named executive officers will receive a base salary increase for fiscal 2009. In early 2009, the Compensation Committee engaged The Hay Group to analyze non-executive chairman compensation. The Compensation Committee considered the compensation practices at a number of retailers and wholesalers, including Bon-Ton Stores, Charlotte Russe, Columbia Sportswear, Dress Barn, Guess, Hanes Brands, Jaclyn, Jones Apparel, Movado Group, Retail Ventures, Show Carnival, Syms, Timberland and Zumiez. Based on this analysis the Compensation Committee determined that it was appropriate to increase Mr. Wilson’s base salary for fiscal 2009 by 10%, to $275,000, to bring his base salary more in line with peer group averages for his position as Chairman of the Board and Chief Product Designer.

The following table sets forth the fiscal 2009, 2008 and 2007 base salaries (in Canadian dollars) for each of our executive officers:

	Fiscal 2009	Fiscal 2008	Fiscal 2007
	Base Salary	Base Salary	Base Salary
Name	($)	($)	($)

Christine M. Day(1)	550,000	550,000	365,000
John E. Currie	375,000	375,000	325,000
Dennis J. Wilson	275,000	250,000	250,000
Sheree Waterson(2)	350,000	350,000	—
Robert Meers(3)	—	600,000	600,000
Mike J. Tattersfield(4)	—	—	392,111

(1)	Ms. Day became Chief Executive Officer of the company effective June 30, 2008.

(2)	Ms. Waterson became Executive Vice President, General Merchandise Management and Sourcing effective June 16, 2008.

(3)	Mr. Meers retired from the company effective June 30, 2008.

(4)	Mr. Tattersfield’s employment terminated effective April 4, 2008.

Annual Cash Incentives

Annual Discretionary Cash Performance Bonus.  Our Board has the authority and discretion to award annual cash performance bonuses to our executive officers. The annual performance bonuses are intended to compensate officers for achieving financial, operational and strategic goals and for achieving individual annual performance objectives. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash bonuses, as opposed to equity grants, are designed to more immediately reward annual performance against key short-term performance metrics. We believe that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives.

Pursuant to the terms of their employment agreement or offer letter with us, each of Mr. Wilson, Ms. Day, Mr. Currie and Ms. Waterson are eligible to receive annual bonuses of up to 75%, 75%, 60% and 60%, respectively, of their base salaries, if specified corporate and individual performance goals, as established by our Compensation Committee, are met for the year.

During the first quarter of each fiscal year, our Compensation Committee reviews our performance relative to the achievement of our financial, operational and strategic goals established at the beginning of the preceding fiscal year and each executive’s individual performance and contribution to achieving those goals in order to determine the amount of bonus, if any, payable to our executive officers. In making its determination, the Compensation Committee may make adjustments to the corporate and individual performance goals to take into account certain extraordinary and/or non-recurring events such as acquisitions, dispositions, and other corporate transactions that could have an effect on our operating budget during the preceding fiscal year.

2008 Executive Bonus Plan.  In April 2008, our Compensation Committee adopted our 2008 Executive Bonus Plan for our executive officers (in positions of Executive Vice President and above), including our named executive officers, with respect to performance during fiscal 2008, or the 2008 Plan. Because the diluted earnings per share “hurdle” of $0.68 was not satisfied, which was the minimum condition to be achieved before granting any bonuses under the 2008 Plan, the Compensation Committee determined that no bonus payments would be made under the 2008 Plan. This is consistent with our philosophy that a portion of executive bonuses be tied to achievement of company performance measures. We believe this aligns the interests of our executives with those of our stockholders in achieving company operating goals.

Pursuant to the terms of the 2008 Plan, had the threshold for diluted earnings per share of $0.68 been achieved, the Compensation Committee would have then evaluated the company’s overall financial performance against the following four financial performance goals for fiscal 2008: diluted earnings per share, which means our earnings per share calculated using our fully diluted shares outstanding; comparable store sales, which means a comparison of the sales from year-to-year of our retail stores that have been opened for one year or longer; operating margin, which means our operating income divided by our revenue; and forward weeks sales, which means a calculation of the bill of materials inventory divided by product costs for the third and fourth fiscal quarters of fiscal 2008. Additionally, the Compensation Committee would have analyzed each executive officer’s achievement of his or her individual performance goals. The Compensation Committee approved the weighting of the financial performance goals and individual performance goals for executives under the 2008 Plan so that 90% of the target bonus would be based on the achievement of financial performance goals and 10% would be based on the achievement of individual performance goals.

The weighting of each financial performance goal comprising 90% of the target bonus and a range of potential payouts resulting from the achievement of each financial performance goal were approved by the Compensation Committee in April 2008.

		Minimum Company
		Performance
		to Achieve
Company Performance Measure	Weight	100% Bonus
Diluted Earnings Per Share	40.0%	$0.74
Comparable Store Sales	16.67%	12%
Operating Margin	16.67%	20%
Forward Weeks Sales	16.67%	16%

The Compensation Committee also determined in April 2008 the amount of the target bonuses that would have been paid to each plan participant if, following achievement of the minimum diluted earnings per share of $0.68, the financial performance goals and individual performance goals were met, and the method by which such amounts would have been calculated. The terms of the 2008 Plan permitted bonus payouts in excess of the target bonus amount, based on achievement of corporate performance goals, up to a maximum of 120% of the target bonus amount.

2009 Executive Bonus Plan.  In March 2009, our Board, upon the recommendation of the Compensation Committee, adopted our 2009 Executive Bonus Plan for our executive officers (in positions of Executive Vice President and above) with respect to performance during fiscal 2009, or the 2009 Plan. Taking into account the anticipated challenging global economic environment throughout fiscal 2009, the Compensation Committee determined that the corporate performance goals under the 2009 Plan should be adjusted from those under the 2008 Plan to reflect our priorities for a difficult environment over the coming year. While the 2009 Plan retains the same 90%/10% weighting of the financial and individual performance goals, the specific financial performance goals and their respective weightings have been modified. Additionally, no bonus will be paid under the 2009 Plan unless a predetermined level of positive cash flow is achieved. Set forth below is a summary of the material terms of the 2009 Plan.

Administration.  The 2009 Plan will be administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select participants in the 2009 Plan from among the company’s executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the 2009 Plan. The Compensation Committee, in conjunction with the company’s Chief Executive Officer and Chief Financial Officer, also has the authority to establish and amend rules relating to the administration of the 2009 Plan. All decisions made by the Compensation Committee in connection with the 2009 Plan will be made in the Compensation Committee’s sole discretion and will be final and conclusive.

Eligibility.  The company’s employees serving in positions of Executive Vice President and above, and other senior officers of the company, as designated by the Compensation Committee, are eligible to participate in the 2009 Plan. The Chief Executive Officer has the authority to recommend participants. The Compensation Committee has the sole authority to designate participants. Eligibility to participate in the 2009 Plan will cease upon termination of the participant’s employment, withdrawal of designation by the Compensation Committee, transfer of the participant to a position compensated otherwise than as provided in the 2009 Plan, termination of the plan by the company, or if the participant engaged, directly or indirectly, in any activity which is competitive with any company activity.

Terms of Awards.  Awards under the 2009 Plan will be payable upon the achievement during fiscal 2009 of specified financial and individual performance goals. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of any bonuses that are payable, provided that the Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount calculated under the 2009 Plan.

Financial Performance Goals.  Pursuant to the terms of the 2009 Plan, the Compensation Committee will evaluate the company’s overall financial performance against the following four financial performance goals for fiscal 2009: diluted earnings per share; company revenue; gross margin; and inventory turns. The Compensation Committee has set performance goals for each participant based on the financial performance goals, together with related target awards. The Compensation Committee believes that the approved financial goals are reasonable in light of the company’s historic growth and current business strategy, and as such the committee anticipates achievement levels consistent with those achieved historically.

Individual Performance Goals.  The 2009 Plan provides further that the remaining portion of the total bonus payout available to participants will be based on achievement with individual performance goals. Individual performance goals may differ from participant to participant.

Target Bonus Amounts.  Pursuant to the terms of the 2009 Plan, the Compensation Committee has determined the amount of the target bonuses that will be paid to each plan participant if the financial performance goals and individual performance goals are met, and the method by which such amounts will be calculated. The terms of the 2009 Plan permit bonus payouts in excess of the target bonus amount, up to a maximum of 120% of the target bonus amount.

As reported in the company’s Current Report on Form 8-K filed with the SEC on March 31, 2009, the Compensation Committee approved the weighting of the financial performance goals and individual performance goals so that 90% of the target bonus is based on the achievement of financial performance goals and 10% is based on the achievement of individual performance goals. Any bonuses paid under the 2009 Plan will be paid within approximately 75 days after the company’s fiscal year end.

Equity-Based Compensation.  We believe that equity awards are an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term success. Additionally, we believe that equity-based awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we award equity-based compensation in the form of options to purchase our Common Stock. Our Compensation Committee believes stock options provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

Generally, each executive officer is provided with a stock option grant when they join our company based upon their position with us and their relevant prior experience. These inducement grants generally vest in four equal annual installments beginning on the first anniversary of the date of grant to encourage executive longevity and to compensate our executive officers for their contribution over the long-term.

Stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant.

Our Compensation Committee determines the size, terms and conditions of option grants to our executive officers in accordance with the terms of the applicable plan. Equity grants made to our executive officers are recommended by our Compensation Committee and approved by our Board, or may be approved directly by our Compensation Committee.

Severance Arrangements.  We have entered into employment agreements or offer letters with each of Mr. Wilson, Ms. Day and Ms. Waterson that provide them with certain severance rights. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in severance rights that are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry.

In each case, the severance payments are contingent on the occurrence of certain termination (or constructive termination) events and require the executive to execute a release of claims in our favor. These severance arrangements are intended to provide the executives with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control. The specific terms of these arrangements are discussed in detail below under the heading “— Agreements with Named Executive Officers.”

Other Benefits.  Our executive compensation program includes limited and other benefits. The cost of providing these and other benefits to the named executive officers is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table on page 20 and detailed in footnote 4 to such table. We believe the executive benefits we provide are representative of benefits offered by the companies with which we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. A discussion and analysis of such benefits follows.

•	Relocation Package. Under limited circumstances, we provide certain relocation benefits to executive officers who relocate to Canada from another country for work on the company’s behalf. Ms. Day and Ms. Waterson both relocated to Canada from the United States for purposes of working for the company. Each of Ms. Day and Ms. Waterson received tax preparation assistance, reimbursement of moving expenses and reimbursement of temporary housing expenses.

•	Housing and Living Expenses. We agreed to pay certain housing and living expenses to certain of our named executive officers in connection with their relocation to Canada.

•	Executive Life and Long-Term Disability Insurance. We provide life and long-term disability insurance to our named executive officers. We believe this is a standard benefit offered to executive-level management by comparator group companies.

We have no current plans to make changes to the employment agreement of our Chief Product Designer, Chief Executive Officer or Executive Vice President, General Merchandise Management and Sourcing, or to the offer letter of our Chief Financial Officer (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or to levels of benefits and perquisites provided to our executive officers.

Tax and Accounting Considerations Affecting Executive Compensation

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is our Compensation Committee’s general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that our Compensation Committee will always approve compensation that is tax advantageous for us. Additionally, we do not currently maintain a committee of “outside directors” for the purposes of Section 162(m) under the Internal Revenue Code and, accordingly, any compensation we grant over a $1 million threshold may be subject to a deduction limitation.

Similarly, we endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

SUMMARY COMPENSATION TABLE

The following table sets forth summary information concerning the compensation of our principal executive officer and principal financial officer and each of our next four most highly compensated executive officers during fiscal 2008, 2007, and 2006. We refer to these persons as our “named executive officers”. The dollar amounts shown were converted to U.S. dollars from Canadian dollars using the average of the exchange rates on the last business day of each month during the applicable fiscal year. Applying this formula to fiscal 2008, 2007, and 2006, CDN$1.00 was equal to US$0.928, US$0.947, and US$0.882, respectively.

					Non-Equity
				Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Dennis J. Wilson, Chairman and Chief Product Designer(5)	2008	240,962	—	—	—	18	240,980
	2007	236,750	—	—	198,870	—	435,620
	2006	220,500	70,736	—	—	36,929	328,164
Christine M. Day, Chief Executive Officer(6)	2008	448,019	—	815,933	—	63,586	1,263,952
	2007	27,934	—	41,406	—	—	69,340
John E. Currie, Chief Financial Officer(7)	2008	332,884	—	722,625	—	18	1,055,527
	2007	307,775	—	722,628	208,671	—	1,239,074
	2006	20,580	—	55,434	—	—	76,014
Sheree Waterson, Executive Vice President, General Merchandise Management and Sourcing(8)	2008	192,235	—	100,862	—	45,870	293,097
Robert Meers, former Chief Executive Officer(9)	2008	248,458	—	1,029,684	—	104,509	1,382,651
	2007	568,200	—	997,548	477,288	44,349	2,087,385
	2006	529,200	188,572	624,996	—	41,331	1,384,099
Mike J. Tattersfield, former Chief Operating Officer(10)	2008	76,987	—	—	—	394,200	—
	2007	371,224	—	843,072	227,189	17,273	1,458,758
	2006	28,820	106,449	80,842	—	12,882	228,993

(1)	For fiscal 2006, bonuses consist of: (a) payments made pursuant to discretionary performance bonuses to the following individuals in the following amounts: Mr. Wilson — $70,736, Mr. Meers — $188,572 and Mr. Tattersfield — $106,449.

(2)	This column reflects the dollar amount recognized for financial accounting reporting purposes for the fiscal year in accordance with SFAS 123(R). See the “Grants of Plan Based Awards Table” for information on stock options granted to our named executive officers in fiscal 2008. These amounts reflect our annual accounting expense for these awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.

(3)	Non-Equity Incentive Plan Compensation includes the annual bonus paid to certain officers of the company. For fiscal 2008 the company did not achieve its bonus targets and therefore a bonus was not paid out to these officers. For fiscal 2007 bonuses were paid out to the following individuals in the following amounts: Mr. Wilson — $198,870, Mr. Currie — $208,671, Mr. Meers — $477,288 and Mr. Tattersfield — $227,189.

(4)	For fiscal 2008, all other compensation consists of: (a) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Wilson — $18, Mr. Currie — $18, and Mr. Tattersfield — $928, (b) employee moving allowances paid on behalf of the following individuals in the following amounts: Ms. Day — $63,586 and Ms. Waterson — $45,870, (c) payments made on behalf of Mr. Meers for housing and other living expenses in the amount of $70,990 and for expenses associated with a vehicle lease in the amount of $41,609 and (d) severance payments made to Mr. Tattersfield of $393,727. For fiscal 2007, all other compensation consists of payments made on behalf of Mr. Meers for housing and other living expenses in the amount of $28,960 and for expenses associated with a vehicle lease in the amount of $15,389. For fiscal 2006, all other compensation consists of: (a) imputed interest in connection with an interest free loan we made to Mr. Wilson in the amount of $36,917; and (b) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Wilson — $12, and Mr. Tattersfield — $3, and (c) payments made on behalf of Mr. Meers for housing and other living expenses in the amount of $28,823 and for expenses associated with a vehicle lease in the amount of $12,508.

(5)	Mr. Wilson’s 2007 and 2006 bonuses related solely to a discretionary performance bonus.

(6)	Ms. Day joined us as our Executive Vice President, Retail Operations, in January 2008 and has served as our Chief Executive Officer since June 2008.

(7)	Mr. Currie joined us as our Chief Financial Officer in January 2007.

(8)	Ms. Waterson joined us as our Executive Vice President, General Merchandise Management and Sourcing in June 2008.

(9)	Mr. Meers joined us as our Chief Executive Officer in December 2005 and retired in June 2008.

(10)	Mr. Tattersfield became our Chief Operating Officer in November 2006 and his employment terminated in April 2008.

2008 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each grant of an award made to a named executive officer in fiscal 2008.

		Estimated Future		Grant Date
		Payouts Under	Exercise or	Fair Value of
		Equity Incentive	Base Price of	Stock and
		Plan Awards Target	Option Awards	Option Awards
Name	Grant Date(1)	(#)	($/Sh)	($)(2)

Christine M. Day	08/01/08	83,333	22.02	866,786
	09/02/08	83,333	18.91	762,473
	10/01/08	83,334	23.74	934,503
	01/07/09	41,667	8.17	152,123
Sheree Waterson	06/16/08	45,000	28.47	605,170

(1)	The above granted stock options will vest in 25% installments on the four anniversary dates following the grant date.

(2)	This column reflects the fair value of the option granted in accordance with SFAS 123(R). See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards for each named executive officer outstanding as of the fiscal year ended February 1, 2009.

			Number of	Number of
			Securities	Securities
			Underlying	Underlying	Option
			Unexercised	Unexercised	Exercise	Option
			Options (#)	Options (#)	Price	Expiration
Name	Grant Date		Exercisable	Unexercisable	($)	Date

Christine M. Day	01/18/08	(1)	31,250	93,750	33.66	01/18/18
	08/01/08	(1)	—	83,333	22.02	08/01/18
	09/02/08	(1)	—	83,333	18.91	09/02/18
	10/01/08	(1)	—	83,334	23.74	10/01/18
	01/07/09	(1)	—	41,667	8.17	01/07/19
Dennis J. Wilson	—		—	—	—	—
John E. Currie	01/03/07	(1)	16,084	32,167	0.49	01/03/17
	01/03/07	(1)	110,897	146,501	0.60	01/03/17
Sheree Waterson	06/16/08	(1)	—	45,000	28.47	06/16/18
Robert Meers	07/03/06	(2)	37,635	—	0.49	03/15/09
	07/03/06	(2)	171,407	—	0.60	03/15/09

(1)	The above granted stock options vest in 25% installments on the four anniversary dates following the grant date.

(2)	Mr. Meers’ options were fully vested on May 6, 2008 pursuant to the terms of that certain Retirement, Transition and Release Agreement between Mr. Meers and the company, dated May 6, 2008.

2008 OPTION EXERCISES

The following table provides information regarding stock options exercised by our named executive officers during fiscal 2008. Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.

	Option Awards
		Number of Shares
		Acquired on	Value Realized on
Name	Grant Date	Exercise (#)	Exercise ($)

Robert Meers	01/27/06	1,951,059	40,434,231
John E. Currie	01/03/07	51,687	1,278,479
Mike J. Tattersfield	12/27/06	104,222	3,509,953

DIRECTOR COMPENSATION

General Description of Director Compensation

In light of the current economic environment, including the global economic crisis and the pervasive uncertainly surrounding 2009 revenue expectations, it is expected that, in line with the Compensations Committee’s decision to not increase base salaries for our named executive officers, we would also not increase director compensation. Each of our non-employee directors receives compensation for participating on our Board comprised of an annual retainer and fees for each meeting attended based on the following schedule:

	Fiscal 2009	Fiscal 2008

Meeting Attendance
In-person	$1,000	$1,000
Telephonic	500	500
Committee	500	500
Retainers
All directors	30,000	30,000
Additional Retainers
Chairman	30,000	30,000
Audit Committee Chair	20,000	20,000
Compensation Committee Chair	10,000	10,000
Lead Director	10,000	10,000

In addition to the amounts set forth in the table above, each non-employee director annually shall be entitled to equity compensation consisting of (1) an annual grant of a restricted stock award under our 2007 Equity Incentive Plan having a fair value at the time of grant equal to $30,000, subject to one-year vesting, and (2) an annual option grant under our 2007 Equity Incentive Plan having a fair value at the time of grant equal to $80,000 subject to annual four-year vesting on each anniversary of the grant date. Such annual non-employee director grants will be made at the conclusion of each annual meeting of stockholders if the director is then a member of our Board. Stock option grants have historically had a 10-year term. The Board will determine the appropriate term of the 2009 non-employee director grants at the time of grant. The non-employee director grants will have an exercise price equal to the fair market value on the date of grant.

The following table sets forth the amount of compensation we paid to each of our directors for fiscal 2008.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Michael Casey	55,000	35,552	28,900	119,452
Steven J. Collins	50,500	32,503	33,328	116,331
RoAnn Costin	40,500	32,503	33,328	106,331
R. Brad Martin	47,000	32,503	33,328	112,831
Martha A.M. Morfitt	7,093	2,342	1,562	10,997
David M. Mussafer	59,000	32,503	33,328	124,831
Rhoda M. Pitcher	39,000	32,503	33,328	104,831
Thomas G. Stemberg	48,500	32,503	33,328	114,331

(1)	The amounts in this column represent the expense recognized in fiscal 2008 by the company in accordance with SFAS 123(R). See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our stock awards.

(2)	The amounts in this column represent the expense recognized in fiscal 2008 by the company in accordance with SFAS 123(R). See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.

The following table summarizes director options and restricted shares granted in fiscal 2008:

			Grant Date Fair
		Securities	Value of Securities
	Securities	Underlying	Underlying Options
	Underlying	Restricted Stock	and Restricted Stock
	Option Granted	Award Granted	Awards Granted
	During Fiscal 2008	During Fiscal 2008	During Fiscal 2008(1)
Name	(#)	(#)	($)

Michael Casey	5,926	1,050	110,000
Steven J. Collins	5,926	1,050	110,000
RoAnn Costin	5,926	1,050	110,000
R. Brad Martin	5,926	1,050	110,000
Martha A.M. Morfitt	11,778	1,971	51,534
David M. Mussafer	5,926	1,050	110,000
Rhoda M. Pitcher	5,926	1,050	110,000
Thomas G. Stemberg	5,926	1,050	110,000

(1)	The amounts in this column represent the fair value of the options and restricted stock awards granted in fiscal 2008 by the company in accordance with SFAS 123(R). See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.

Agreements with Named Executive Officers

Christine M. Day

On August 1, 2008, we entered into an Executive Employment Agreement with Christine M. Day, our Chief Executive Officer. The term of Ms. Day’s employment agreement continues until either she or we terminate her employment. Under the terms of her employment agreement, Ms. Day will receive an annual base salary of CDN$550,000. Ms. Day is also eligible to receive an annual performance bonus of 75% of her base salary for the applicable fiscal year, if specified corporate and individual performance goals are met for that year. Pursuant to the terms of her employment agreement, the company granted Ms. Day options to purchase 250,000 shares of Common Stock in connection with her appointment to the position of Chief Executive Officer, 83,333 of which were granted on August 1, 2008, 83,333 of which were granted on September 2, 2008 and 83,334 of which were granted on October 1, 2008. Additionally, Ms. Day retained the right to receive those stock options that we previously agreed to grant to her under the terms of a prior agreement, which include an option to purchase 125,000 shares of Common Stock in connection with her initial hire granted on January 18, 2008, an option to purchase 41,667 shares of Common Stock granted on January 7, 2009, and an agreement to grant her an option to purchase 41,667 shares of Common Stock on January 7, 2010, and 41,666 shares of Common Stock on January 7, 2011. All options have or will have an exercise price equal to the fair market value of our Common Stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option.

Ms. Day agrees to serve as a director of the company and its affiliates, and will not be entitled to additional compensation for such positions. Upon the termination of her employment agreement for any reason, Ms. Day agrees to resign from all such director positions. Ms. Day further covenants that she will not serve as a director of more than two entities that are unrelated to the company, and agrees to obtain the advance consent of the Board prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Day for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees. Additionally, we will provide Ms. Day with benefit coverage for her dependents up to a maximum amount of

US$12,000, and will also reimburse Ms. Day for the cost of supplemental term life insurance up to a maximum amount of US$17,500 per year.

Ms. Day’s employment may be terminated by Ms. Day or by us at any time, with or without cause. In the event Ms. Day voluntarily resigns or we terminate her employment for cause, she will receive only her base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Ms. Day without cause, and subject to her compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, she will be entitled to a minimum of 12 months of base salary, which amount will be increased by two additional months of base salary for each additional year of service that Ms. Day provides to the company, up to a maximum amount of 18 months of base salary.

For purposes of Ms. Day’s employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of any act, or failure to act, which would constitute cause at common law, and includes:

•	conduct by, or authorized or permitted by, Ms. Day;

•	violation of any contractual or common law duty to the company;

•	unlawful activity;

•	activity contrary to professional or ethical standards; and

•	breach of the terms and conditions of the employment agreement by Ms. Day which amount to just cause at common law.

Ms. Day is also obligated to maintain the confidentiality of our proprietary information. In addition, Ms. Day agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

Dennis J. Wilson

On December 5, 2005, we entered into an Employment and Restrictive Covenant Agreement with Dennis J. Wilson, our Chairman and Chief Product Designer. The term of Mr. Wilson’s employment agreement continues until either he or we terminate his employment. Under his employment agreement, Mr. Wilson receives a minimum annual base salary of CDN$250,000, which is subject to annual review and adjustment. Mr. Wilson’s base salary for fiscal 2008 was CDN$250,000 and will be CDN$275,000 for fiscal 2009. Beginning in 2006, he became eligible for an annual bonus of up to 75% of his base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our Board, are met for that year.

Mr. Wilson is entitled to participate in health insurance, term life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees, as well as to vacation time and reimbursement of his reasonable business expenses.

If we terminate Mr. Wilson’s employment without cause, he will be entitled, provided he agrees to a mutually acceptable release, to:

•	payment of all accrued and unpaid base salary through the date of such termination;

•	payment for all unused vacation and personal days accrued through the date of such termination; and

•	payment of any otherwise unpaid annual bonus payable with respect to the fiscal year ending prior to the date of such termination.

For purposes of Mr. Wilson’s employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of the following:

•	theft, embezzlement, fraud, or similar acts of misconduct or misappropriation by Mr. Wilson;

•	a material breach of any agreement with or duty owed to us;

•	a refusal to perform the lawful and reasonable directives of our Board; and

•	any other conduct that would constitute just cause at common law.

If Mr. Wilson’s employment is otherwise terminated, including for cause or as a result of his death or disability, then we will only be obligated to pay him accrued and unpaid base salary through the date of such termination.

Mr. Wilson is obligated, for 24 months following his termination, not to:

•	participate in a company that competes against us in the United States or Canada;

•	become interested in a company that competes against us;

•	influence or attempt to influence any of our employees, consultants, suppliers, licensors, licensees, contractors, agents, strategic partners, distributors, customers or other persons to terminate or modify such person’s agreement or arrangement with us or any of our affiliates; or

•	solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by us or any of our affiliates within the prior 12 months.

Mr. Wilson is also obligated to maintain the confidentiality of our proprietary information. In addition, Mr. Wilson agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

John E. Currie

On December 20, 2006, we entered into an offer letter with John E. Currie, our Chief Financial Officer. Mr. Currie’s employment with us began on January 3, 2007. Under his offer letter, Mr. Currie receives a minimum annual base salary of CDN$325,000, which is subject to annual review and adjustment. Mr. Currie’s base salary for fiscal 2008 was CDN$375,000. Mr. Currie is also eligible to receive an annual performance bonus of at least 60% of his base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our Board or Compensation Committee, are met for that year. We also granted Mr. Currie options to purchase 357,335 shares of our Common Stock at a weighted average exercise price of $0.58 per share to vest 25% per year for four years on each anniversary of grant date of the option.

Mr. Currie is entitled to participate in health insurance, term life insurance, long-term disability insurance and other employee benefit arrangements generally available to our employees.

Sheree Waterson

On May 6, 2008, we entered into an offer letter with Sheree Waterson, our Executive Vice President, General Merchandise Management and Sourcing. Under her offer letter, Ms. Waterson receives an annual base salary of CDN$350,000, which is subject to annual review and adjustment. Ms. Waterson is also eligible to receive an annual performance bonus of at least 60% of her base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our Board or Compensation Committee, are met for that year. We also granted Ms. Waterson options to purchase 90,000 shares of our Common Stock, 45,000 of which were granted on June 16, 2008, and 45,000 of which will be granted on June 16, 2009. All options have or will have an exercise price equal to the fair market value of our Common Stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option.

We also agreed to reimburse Ms. Waterson for her reasonable moving and relocation expenses incurred, up to CDN$50,000 and for her temporary living expenses for up to six months following the effective date of the agreement, at a maximum amount of CDN$3,500 per month. The Compensation Committee extended the term of such temporary living expenses reimbursement through the end of fiscal 2009, up to a maximum amount of CDN$42,000 for fiscal 2009. If Ms. Waterson resigns from the company within her first year of employment, she will be required to reimburse the company for her moving and relocation expenses. We also agreed to assist Ms. Waterson with her tax filings in the United States and Canada for the 2008 tax filing year. Ms. Waterson is entitled to participate in health insurance, term life insurance, long-term disability insurance and other employee benefit arrangements generally available to our employees.

Ms. Waterson’s employment may be terminated by Ms. Waterson or by us at any time, with or without cause. In the event we terminate Ms. Waterson without cause, and subject to her execution of a non-disparagement, non-compete and non-solicitation agreement, she will be entitled to 12 months of base salary. Additionally, if we terminate Ms. Waterson without cause, and she can provide necessary documentation that she has a car lease which will need to be terminated, we will contribute up to CDN$10,000 toward the cost of terminating the car lease.

Robert Meers

On May 6, 2008, we entered into a Retirement, Transaction and Release Agreement with our former Chief Executive Officer, Robert Meers, pursuant to which Mr. Meers retired as Chief Executive Officer of the company effective June 30, 2008 and resigned as a Class II director immediately prior to our 2008 Annual Meeting.

Under his retirement agreement, Mr. Meers consulted with the company upon the company’s request through January 31, 2009, and released the company from any claims he may have had related to his employment with the company and any of its affiliates. The company also released Mr. Meers from any claims related to Mr. Meers employment by the company. Subject to the company’s achievement of certain financial performance metrics, Mr. Meers was entitled to receive a special cash bonus based on the company’s financial performance pursuant to the terms of the 2008 Plan, in an amount not to exceed CDN$219,113. Because the company did not achieve its bonus targets under the 2008 Plan, no bonus was paid to Mr. Meers. The company also accelerated the vesting of 209,042 options under non-qualified stock options currently held by Mr. Meers. Consistent with applicable tax regulations, the company extended the exercise date for such options to a date between approximately January 1, 2009 and March 15, 2009.

Mr. Meers will remain obligated, for 24 months following his resignation, not to:

•	participate in a company that competes against us in the United States or Canada;

•	become interested in a company that competes against us;

•	influence or attempt to influence any of our employees, consultants, suppliers, licensors, licensees, contractors, agents, strategic partners, distributors, customers or other persons to terminate or modify such person’s agreement or arrangement with us or any of our affiliates; or

•	solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by us or any of our affiliates within the prior 12 months.

Mr. Meers will also remain obligated to maintain the confidentiality of our proprietary information. In addition, Mr. Meers agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

Until June 30, 2008, Mr. Meers received a pro rated amount of his annual base salary of CDN$600,000.

Mike J. Tattersfield

In connection with his termination of employment in April 2008, the company agreed to continue to pay Mr. Tattersfield’s base salary of CDN$392,111 for the 12-month period following April 5, 2008. Mr. Tattersfield was also eligible to participate in the company’s tax equalization program in an amount not to exceed US$35,000 and was entitled to family medical benefits coverage for the 12-month period following April 5, 2008. In consideration of these payments and benefits, Mr. Tattersfield entered into a release agreement pursuant to which Mr. Tattersfield provided the company a general release and agreed to certain restrictive covenants, including confidentiality, non-disparagement, non-competition and non-solicitation provisions for a period of 12 months after April 5, 2008.

Potential Payments upon Termination of Employment and Change in Control

The following tables set forth the payments and benefits that would be due to each of Mr. Wilson, Ms. Day, Mr. Currie, Ms. Waterson and Mr. Meers upon the termination of his or her employment “without cause” (as that term is defined above with respect to the discussion of each named executive officer’s employment agreement or offer letter and in the company’s 2007 Equity Incentive Plan). The amounts provided in the tables below assume that each termination was effective as of February 1, 2009 (the last day of our fiscal year). These are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. Under the terms of the company’s 2007 Equity Incentive Plan, the Board may, in its sole and absolute discretion, take a number of actions with respect to outstanding stock options, including the acceleration of the unvested portion of the stock options or the cancellation of such outstanding options in exchange for a substitute award. For the purpose of the tables below, we have assumed that the Board would not elect to accelerate the unvested portion of the outstanding stock options. Our agreements with these executives do not contain tax gross-up provisions.

Assuming that Mr. Wilson was terminated “without cause” on February 1, 2009, his payments would have had an estimated value of:

Salary
Continuation
(CDN$)

Termination Without Cause	500,000 (1)

(1)	This amount represents Mr. Wilson’s monthly base salary for a period of 24 months. Such amount will be payable over a 24-month period.

Assuming that Ms. Day was terminated “without cause” on February 1, 2009, her payments and benefits would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	550,000 (1)

(1)	This amount represents Ms. Day’s monthly base salary for a period of 12 months. Such amount will be payable in either a lump sum or monthly at our discretion.

Assuming that Mr. Currie was terminated “without cause” on February 1, 2009, he would not be entitled to receive any other payments or benefits.

Assuming that Ms. Waterson was terminated “without cause” on February 1, 2009, her payments and benefits would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	360,000 (1)

(1)	This amount represents Ms. Waterson’s monthly base salary for a period of 12 months, as well as the reimbursement of up to CDN$10,000 in termination fees with respect to an automobile lease.

Compensation Committee Report

We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in lululemon’s Annual Report on Form 10-K for the fiscal year ended February 1, 2009.

COMPENSATION COMMITTEE

David M. Mussafer (Chairman)
Steven J. Collins
R. Brad Martin
Rhoda M. Pitcher
Thomas G. Stemberg

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions for Fiscal 2008

Other than compensation agreements and other arrangements which are described under “Compensation Discussion and Analysis” and the transactions described below, since February 3, 2008, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Purchase of Victoria, British Columbia Franchise Stores

Mr. Wilson’s sister-in-law and her husband held a 100% interest in Oqqo Enterprises Inc. and CB Ventures Inc., which entities owned 100% of the two lululemon athletica inc. franchise stores located in Victoria, British Columbia. In September 2008, the company purchased the two Victoria, British Columbia franchises for an aggregate amount of approximately $1.2 million. In accordance with the terms of the Company’s Related Party Transaction Policies and Procedures, the Audit Committee reviewed and approved this related party transaction.

Lease of Retail Location Property to Company

Honeybee Ventures, Ltd., a British Columbia corporation owned 24% by Mr. Wilson, 26% by his wife, Shannon Wilson, and 50% by Mr. Wilson’s brother-in-law and sister-in-law, Ryan and Kimberly Smith, owns the building in which the Victoria, British Columbia lululemon store is located. Commencing on October 1, 2008, lululemon leased the space for its Victoria store from Honeybee Ventures, Ltd. at a monthly rent of CDN$7,291.67, plus GST. Unless earlier terminated pursuant to its terms, the lease will continue until June 30, 2012. The total monthly payments due under the lease from October 1, 2008 through the end of its term are approximately CDN$328,125.00, plus GST.

Procedures for Approval of Related Person Transactions

In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $60,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our Audit Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	Our Audit Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•	the Chairman of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the “named executive officers” listed in the Summary Compensation Table on page 20, and (iv) all of our current directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days of April 30, 2009 (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information provided for Mr. Wilson, Advent International Corporation, FMR LLC, Capital World Investors, and Morgan Stanley is based on the latest Schedules 13D or 13G, or Section 16 reports, as applicable, such individual or entity had filed with the SEC as of the date of this Proxy Statement. Information for all other persons is provided as of April 30, 2009. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned.

	Number of Shares
	Beneficially
	Owned
Beneficial Owner(1)	(#)	Percent

Dennis J. Wilson(2) c/o lululemon athletica inc. 2285 Clark Drive Vancouver, British Columbia V5N 3G9	24,355,355	34.7%
Advent International Corporation(3) 75 State Street Boston, MA 02109	4,418,790	6.3%
Morgan Stanley(4) 1585 Broadway New York, NY 10036	5,417,135	7.7%
FMR LLC(5) 82 Devonshire Street Boston, MA 02109	10,481,336	14.9%
Capital World Investors(6) 333 South Hope Street Los Angeles, CA 90071	7,220,710	10.3%
David M. Mussafer(7) c/o lululemon athletica inc. 2285 Clark Drive Vancouver, British Columbia V5N 3G9	4,429,763	6.3%
Steven J. Collins(8) c/o lululemon athletica inc. 2285 Clark Drive Vancouver, British Columbia V5N 3G9	4,425,438	6.3%
RoAnn Costin(9)	28,628	*
Rhoda Pitcher(10)	148,479	*
R. Brad Martin(11)	41,128	*
Thomas G. Stemberg(12)	12,558	*
Michael Casey(13)	13,529	*
Robert Meers	0	*
Christine M. Day(14)	38,450	*
John E. Currie(15)	136,981	*
Marth A.M. Morfitt	1,971	*
Sheree Waterson(16)	11,250	*
Directors and executive officers as a group (13 persons)(2);(7)-(16)	29,224,739	41.7%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Based on a Schedule 13G and Form 4 filed by Mr. Wilson with the SEC on February 17, 2009 and March 3, 2009, respectively. Includes 18,972,728 shares of Common Stock issuable upon the exchange of Exchangeable Shares of Lulu Canadian Holding, Inc. held by Mr. Wilson, 131,654 shares of Common Stock issuable upon the exchange of Exchangeable Shares of Lulu Canadian Holding, Inc. held by Mr. Wilson’s wife, 5,164,429 shares of Common Stock held by LIPO Investments (USA), Inc., an entity which Mr. Wilson controls, 42,616 shares of Common Stock issuable upon the exchange of Exchangeable Shares of Lulu Canadian Holding, Inc. held by Mr. Wilson as trustee and 43,928 shares of Common Stock issuable upon the exchange of Exchangeable Shares of Lulu Canadian Holding, Inc. held by Five Boys Investments ULC, an entity which Mr. Wilson controls. Lulu Canadian Holding, Inc. is an indirect wholly-owned subsidiary of the company. Exchangeable Shares of Lulu Canadian Holding, Inc. may be exchanged on a one-for-one basis for shares of the company’s Common Stock.

(3)	Based on a Schedule 13D/A filed by Advent International Corporation with the SEC on February 10, 2009. Includes 588,734 shares owned by Advent International GPE V Limited Partnership, 1,462,203 shares owned by Advent International GPE V-A Limited Partnership, 1,235,488 shares owned by Advent International GPE V-B Limited Partnership, 943,853 shares owned by Advent International GPE V-G Limited Partnership, 141,645 shares owned by Advent International GPE V-I Limited Partnership, 7,342 shares owned by Advent Partners III Limited Partnership, 19,698 shares owned by Advent Partners GPE V Limited Partnership, 7,324 shares owned by Advent Partners GPE V-A Limited Partnership and 12,251 shares owned by Advent Partners GPE V-B Limited Partnership (collectively, the “Advent Funds”). The Advent Funds collectively purchased their interest in shares of our capital stock on December 5, 2005. Advent International Corporation is the General Partner of Advent International Limited Partners and the Manager of Advent International LLC, which in turn is the General Partner of GPE GP Limited Partnership which is the General Partner of each of Advent International GPE V Limited Partnership, Advent International GPE V-A Limited Partnership, Advent International GPE V-B Limited Partnership, Advent International GPE V-G Limited Partnership and Advent International GPE V-I Limited Partnership. Advent International Corporation General Partner of Advent International Limited Partners and the Manager of Advent International LLC, which is the General Partner of each of Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership and Advent Partners GPE V-B Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the shares of our Common Stock held by the Advent Funds, a group of persons currently composed of Steven J. Collins, David M. Mussafer and Steven M. Tadler exercises voting and investment power over the shares beneficially owned by Advent International Corporation. Each of Mr. Collins, Mr. Mussafer and Mr. Tadler disclaims beneficial ownership of the shares held by the Advent Funds, except to the extent of their respective pecuniary interest therein.

(4)	Based on a Schedule 13G/A filed by Morgan Stanley with the SEC on February 17, 2009. Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley, may be deemed to beneficially own the shares held by Morgan Stanley.

(5)	Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 17, 2009. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, and Edward C. Johnson 3d, may each be deemed to beneficially own the shares held by FMR LLC.

(6)	Based on a Schedule 13G/A filed by Capital World Investors with the SEC on February 13, 2009.

(7)	Mr. Mussafer, as a member of a group of persons that exercises voting and investment power over the shares beneficially owned by Advent International Corporation, may be deemed to beneficially own the shares held by the Advent Funds. Mr. Mussafer disclaims beneficial ownership of all shares held by the Advent Funds, except to the extent of his pecuniary interest therein. Includes 7,561 shares and 3,412 shares of our Common Stock issuable upon exercise of options held by Mr. Mussafer that may be exercised within 60 days of April 30, 2009.

(8)	Mr. Collins, as a member of a group of persons that exercises voting and investment power over the shares beneficially owned by Advent International Corporation, may be deemed to beneficially own the shares held by the Advent Funds. Mr. Collins disclaims beneficial ownership of all shares held by the Advent Funds, except to the extent of his pecuniary interest therein. Includes 3,236 shares and 3,412 shares of our Common Stock issuable upon exercise of options held by Mr. Collins that may be exercised within 60 days of April 30, 2009.

(9)	Includes 25,216 shares and 3,412 shares of our Common Stock issuable upon exercise of options held by Ms. Costin that may be exercised within 60 days of April 30, 2009.

(10)	Includes 117,077 shares and 31,402 shares of our Common Stock issuable upon exercise of options held by Ms. Pitcher that may be exercised within 60 days of April 30, 2009.

(11)	Includes 37,716 shares and 3,412 shares of our Common Stock issuable upon exercise of options held by Mr. Martin that may be exercised within 60 days of April 30, 2009.

(12)	Includes 9,416 shares and 3,412 shares of our Common Stock issuable upon exercise of options held by Mr. Stemberg that may be exercised within 60 days of April 30, 2009. Consists of 930 shares owned in trust and received by such trust in a distribution made on a pro rata basis from Highland Entrepreneurs’ Fund VI, Limited Partnership and from Highland Management Partners VI Limited Partnership for no consideration in a transaction exempt under Rule 16a-9(a).

(13)	Includes 11,512 shares and 2,017 shares of our Common Stock issuable upon exercise of options held by Mr. Casey that may be exercised within 60 days of April 30, 2009.

(14)	Includes 7,200 shares and 31,250 shares of our Common Stock issuable upon exercise of options held by Ms. Day that may be exercised within 60 days of April 30, 2009.

(15)	Includes 10,000 shares and 126,981 shares of our Common Stock issuable upon exercise of options held by Mr. Currie that may be exercised within 60 days of April 30, 2009.

(16)	Includes 11,250 shares of our Common Stock issuable upon exercise of options held by Ms. Waterson that may be exercised within 60 days of April 30, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for fiscal 2008, except that Mr. Wilson filed two late reports with respect to two transactions and Mr. Stemberg filed one late report with respect to one transaction.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 2009 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be included in our Proxy Statement for our 2010 Annual Meeting of Stockholders must be received by the Secretary of lululemon no later than December 31, 2009. Notices must be delivered to the Secretary at our executive offices at 2285 Clark Drive, Vancouver, British Columbia, V5N 3G9. If we change the date of the 2010 Annual Meeting of Stockholders by more than 30 days from June 10, 2010, then the deadline will be the later of the 90th day prior to the 2010 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2010 Annual Meeting of Stockholders.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2010 Annual Meeting of Stockholders must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give written notice to the Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2010 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no later than December 31, 2009. Notices must be delivered to the Secretary at our executive offices at 2285 Clark Drive, Vancouver, British Columbia, V5N 3G9. If we change the date of the 2010 Annual Meeting of Stockholders by more than 30 days from June 10, 2010, then the deadline will be the later of the 90th day prior to the 2010 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2010 Annual Meeting of Stockholders.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to stockholders and Annual Report on Form 10-K for the year ended February 1, 2009 will be mailed with this Proxy Statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the Notice, this Proxy Statement and our fiscal 2008 Annual Report are available at www.proxyvote.com.

By order of the Board of Directors,

/s/  Dennis J. Wilson
Dennis J. Wilson
Chairman of the Board of Directors

April 30, 2009

Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

Proxy for the Annual Meeting of Stockholders
To be held on June 10, 2009
Solicited by the Board of Directors
          The undersigned hereby appoints Christine M. Day and John E. Currie, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in lululemon athletica inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. local time, in the Cheakamus Room at the Fairmont Waterfront Hotel located at 900 Canada Place Way, Vancouver, British Columbia, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 30, 2009 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
          THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.
          WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

          PROPOSAL NO. 1
          A vote FOR the following proposal is recommended by the Board of Directors:
          Election of Directors. To elect three (3) Class II directors, Christine M. Day, Martha A.M. Morfitt and Rhoda M. Pitcher to the Company’s Board of Directors to serve until the annual meeting of stockholders in 2012, and until their respective successors are elected and qualified:

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.
          (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.)
Christine M. Day (Class II Director)
Martha A.M. Morfitt (Class II Director)
Rhoda M. Pitcher (Class II Director)
          PROPOSAL NO. 2
          REGISTERED PUBLIC ACCOUNTING FIRM. A vote FOR the following proposal is recommended by the Board of Directors:
          To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010:

☐	FOR the ratification of the appointment of PricewaterhouseCoopers LLP	☐	WITHHOLD AUTHORITY to vote to ratify the appointment of PricewaterhouseCoopers LLP

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.

Signature:	Date:

Signature:	Date: